Exhibit 99.1

Solaris Oilfield Infrastructure Announces Quarterly Cash Dividend and New Appointment to Board of Directors

HOUSTON, March 13, 2019 (BUSINESS WIRE) — Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”) announced today that its Board of Directors has declared a quarterly cash dividend of $0.10 per share of Class A common stock, to be paid on March 29, 2019 to holders of record as of March 22, 2019. A distribution of $0.10 per unit has also been approved for holders of units in Solaris Oilfield Infrastructure, LLC, which is subject to the same payment and record dates.

Solaris also announced today that Ms. Cynthia Durrett has been appointed to the Company’s Board of Directors (the “Board”), effective March 12, 2019. Ms. Durrett currently serves as the Company’s Chief Administrative Officer. With the addition of Ms. Durrett, the Board is now composed of eight members, including six independent directors.

“We are pleased to welcome Cindy to our Board and look forward to the perspective she will bring from having over 30 years of experience developing and leading oilfield services and midstream businesses,” said Bill Zartler, Chairman of the Board and CEO. “Her proven leadership and diverse background will serve Solaris well in continuing the growth of its current product lines and its mission to be a leader in the development of innovative equipment and processes that drive value for our customers and shareholders.”

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) manufactures and rents mobile equipment that drives supply chain and execution efficiencies in the completion of oil and natural gas wells. Solaris’ patented mobile proppant and chemical systems are deployed in many of the most active oil and natural gas basins in the United States, including the Permian Basin, the Eagle Ford Shale, the STACK/SCOOP formation, the Marcellus and Utica Shales, the Haynesville Shale, the Rockies and the Bakken Shale. Solaris’ high-capacity transload facility in Kingfisher, Oklahoma serves customers with operations in the STACK/SCOOP formation. Additional information is available on our website, www.solarisoilfield.com.

Contacts:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solarisoilfield.com

Solaris Oilfield Infrastructure, Inc.